Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of PulteGroup, Inc. for the registration of various securities and to the incorporation by reference therein of our reports dated February 4, 2026, with respect to the consolidated financial statements of PulteGroup, Inc., and the effectiveness of internal control over financial reporting of PulteGroup, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 5, 2026